EXHIBIT 5.1

March 1, 2006

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Secure Computing Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about March 1, 2006, for the purpose of registering under the Securities Act of 1933, as amended, 7,470,792 shares of its Common Stock, $0.01 par value (the “Shares”). 6,470,792 of the Shares (the “Conversion Shares”) are issuable upon the conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) into Common Stock held by Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”) and 1,000,000 of the Shares (the “Warrant Shares”) are issuable upon the exercise of a warrant (the “Warrant”) to purchase Common Stock held by Warburg Pincus issued pursuant to the Securities Purchase Agreement by and among the Company and Warburg Pincus dated as of August 17, 2005 (the “Securities Purchase Agreement”). We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Restated Certificate of Incorporation of the Company, as amended, certified by the Delaware Secretary of State as of February 28, 2006 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

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(b)	The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), certified by the Delaware Secretary of State as of February 28, 2006 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(c)	The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(d)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of February 28, 2006;

(e)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Preferred Stock, the Conversion Shares, the Warrants, the Warrant Shares, the Securities Purchase Agreement, the Certificate of Designations and the Registration Statement, and (ii) certifying as to certain factual matters;

(f)	The Registration Statement;

(g)	The Securities Purchase Agreement;

(h)	A letter from the Company’s transfer agent, dated March 1, 2006 as to the number of shares of the Company’s Common Stock that were outstanding on February 28, 2006;

(i)	A Certificate representing the Preferred Stock; and

(j)	The Warrant.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Conversion Shares and the Warrant Shares are offered and sold, (ii) the full consideration stated in the Securities Purchase Agreement has been paid for the Preferred Stock and the Preferred Stock may be converted into the Conversion Shares at any time upon the election of the holder, (iii) the full consideration stated in the Warrants is paid upon the issuance of the Warrant Shares, (iv) the Conversion Shares are issued in accordance with the provisions of the Certificate of

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March 1, 2006

Designations and the resolutions authorizing the issuance of the Preferred Stock pursuant to the Securities Purchase Agreement, (v) the Warrant Shares are issued in accordance with the terms of the Warrant and the resolutions authorizing the issuance of the Warrant pursuant to the Securities Purchase Agreement, (vi) appropriate stock certificates evidencing the Conversion Shares and the Warrant Shares are executed and delivered upon their issuance, and (vii) all applicable securities laws are complied with, it is our opinion that the Conversion Shares, when such shares are issued upon the conversion of the Preferred Stock, and the Warrant Shares, when such shares are issued as provided in the Warrants, will be legally issued, and will be fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP